EXHIBIT 99.1

NASDAQ:	CHFC
FOR:	Immediate Release
DATE:	May 12, 2006
CONTACT:	David B. Ramaker Chairman, President and CEO Chemical Financial Corporation (517)839-5269

Chemical Financial Corporation To Acquire Branch Offices

Midland, MI . . . Chemical Financial Corporation today announced that it has reached an agreement to acquire two branch offices from First Financial Bank, N. A., headquartered in Hamilton, Ohio. The offices, located at 241 West State Street, Hastings, Michigan and 12850 West M-179 Highway, Wayland, Michigan, operating as Sand Ridge Bank, will further strengthen Chemical Bank's branch network as part of its Grand Rapids Community Bank. The branches have combined deposits and loans of approximately $44 million and $71 million, respectively.

David B. Ramaker, Chairman, President and CEO of Chemical Financial Corporation, commented, "We are extremely pleased with the opportunity to expand Chemical Bank's branch banking network. We believe strongly in providing quality personalized customer service and feel our brand of community banking will create perfect chemistry with the residents of Hastings and Wayland. We look forward to servicing the banking needs of our new customers, and becoming a part of their communities." The transaction is expected to close in the third quarter of 2006 and is subject to regulatory approval.

Chemical Financial Corporation is the fourth largest bank holding company headquartered in Michigan. The Company operates through a single subsidiary bank, Chemical Bank, with 124 banking offices spread over 32 counties in the lower peninsula of Michigan. At March 31, 2006, the Company had total assets of $3.74 billion. Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Financial 100 index.